Notice of Grant of Restricted Share Unit Award	BROADCOM LIMITED
Under the Broadcom Corporation	1 Yishun Avenue 7
2012 Stock Incentive Plan	Singapore 768923

GRANTEE NAME: Participant Name	Grant Date:	Grant Date
GRANTEE ID: Participant ID [GRANT NUMBER: Client Grant ID]	Number of Restricted Share Units:	Number of Awards Granted

On the grant date shown above, Broadcom Limited (the “Company”) granted to the grantee identified above (“you” or the “Participant”) the number of restricted share units shown above (the “RSUs” or “Restricted Share Units”) under the Broadcom Corporation 2012 Stock Incentive Plan, as amended (the “Plan”). If and when it vests, each RSU entitles you to receive one ordinary share of the Company (each, an “Ordinary Share”). By accepting this award of RSUs, you are affirmatively agreeing to the following in respect of these RSUs and all other restricted share units held by you (a “Sell to Cover”):
Sell to Cover: Upon vesting of the RSUs and any other restricted share units held by you and release of the resulting Ordinary Shares, the Company, on your behalf, will instruct Fidelity Stock Plan Services, LLC or one of its affiliates or such other agent instructed by the Company from time to time (collectively, the “Agent”) to sell that number of such Ordinary Shares determined in accordance with Section 2.6 of the attached Restricted Share Unit Award Agreement (with respect to both the RSUs and any other restricted share units held by you) to satisfy any resulting tax withholding obligations of the Company, and the Agent will remit cash proceeds of such sale to the Company sufficient to satisfy such tax withholding obligations. The Company or a Subsidiary will then pay the required tax withholding obligations to the appropriate taxing authorities.
The RSUs will vest as follows if you have not incurred a Termination of Services prior to the applicable time of vesting:
[insert vesting provisions]
By accepting this award electronically through the Plan service provider’s online grant acceptance process:
(1) You agree that the RSUs are governed by this Notice of Grant and the attached Restricted Share Unit Award Agreement (including Exhibit A thereto and together with the Notice of Grant, the “Agreement”) and the Plan.
(2) You have received, read and understand the Agreement, the Plan and the prospectus for the Plan.
(3) You agree to accept as binding all decisions or interpretations of the Plan Administrator or its delegate regarding any questions relating to the Plan or the Agreement, including, if you provide services outside the United States, the global provisions and any specific provisions for the country in which you provide services, attached to the Agreement as Exhibit A (the “Foreign Provisions”).

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(4) You have read and agree to comply with the Company’s Insider Trading Policy.

Capitalized terms not specifically defined in this Notice shall have the meanings specified in the Plan or the Agreement.

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BROADCOM CORPORATION
2012 STOCK INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT
(SELL TO COVER)
Broadcom Limited, a company organized under the laws of Singapore (the “Company”), pursuant to its Broadcom Corporation 2012 Stock Incentive Plan, as amended from time to time (the “Plan”), has granted to the grantee indicated in the attached Notice of Grant (the “Notice of Grant”) an award of restricted share units (“Restricted Share Units” or “RSUs”). The RSUs are subject to all of the terms and conditions set forth in this Restricted Share Unit Award Agreement (including Exhibit A hereto and together with the Notice of Grant, the “Agreement”) and the Plan.
BY ACCEPTING THIS AWARD, YOU CONSENT TO THE USE AND SHARING OF YOUR PERSONAL DATA AS SET FORTH IN THE APPLICABLE PROVISIONS IN EXHIBIT A
ARTICLE I
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined in this Agreement shall have the meanings specified in the Plan or in the Notice of Grant, unless the context clearly requires otherwise.
(a)    “Termination of Consultancy” shall mean the time when the engagement of Participant as a consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death, disability, or retirement, but excluding: (a) terminations where there is a simultaneous employment or continuing employment of Participant by the Company or any Subsidiary, and (b) terminations where there is a simultaneous re-establishment of a consulting relationship or continuing consulting relationship between Participant and the Company or any Subsidiary. The Plan Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.
(b)    “Termination of Directorship” shall mean the time when Participant, if he or she is or becomes a non-employee director of the Board, ceases to be a director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to non-employee directors.
(c)    “Termination of Employment” shall mean the time when the employee-employer relationship between Participant and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding: (a) terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Subsidiary, and (b) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between Participant and the Company or any Subsidiary. The Plan Administrator, in its absolute discretion, shall

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determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.
(d)    “Termination of Services” shall mean Participant’s Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.
1.2    General. Each Restricted Share Unit represents the right to receive one Ordinary Share if and when it vests. The Restricted Share Units shall not be treated as property or as a trust fund of any kind.
1.3    Incorporation of Terms of Plan. RSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II
GRANT OF RESTRICTED SHARE UNITS
2.1    Grant of RSUs. In consideration of your continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Notice of Grant (the “Grant Date”), the Company granted to you the number of RSUs set forth in the Notice of Grant.
2.2    Company’s Obligation to Pay. Unless and until the RSUs will have vested in the manner set forth in Article II hereof, you will have no right to payment of any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
2.3    Vesting Schedule. Subject to Section 2.4, your RSUs will vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth in the Notice of Grant (the “Vesting Schedule”) as long as you have not had a Termination of Services prior to the vesting date for such portion. Unless otherwise determined by the Plan Administrator, employment or service for a portion, even a substantial portion, of any vesting period will not entitle you to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Services as provided in Section 2.5 below or under the Plan.
2.4    Change in Control Treatment. In the event the successor corporation in a Change in Control refuses to assume or substitute for the RSUs in accordance with Section II.A of Article Three of the Plan, the RSUs will vest as of immediately prior to such Change in Control.
2.5    Forfeiture, Termination and Cancellation upon Termination of Services. Upon your Termination of Services for any or no reason, any then-unvested RSUs (after giving effect to any accelerated vesting pursuant to Section 2.4) will be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and you, or your beneficiary or personal representative, as the case may be, shall have no further rights hereunder.
2.6    Payment after Vesting.
(a)    On or before the tenth (10th) day following the vesting of any Restricted Share Units pursuant to Section 2.3, 2.4 or 3.2, the Company shall deliver to the Participant a number of Ordinary Shares equal to the number of Restricted Share Units that so vested, unless such Restricted Share Units terminate prior to the given vesting date pursuant to Section 2.5. Notwithstanding the foregoing, in the event Ordinary

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Shares cannot be issued because of the failure to meet one or more of the conditions set forth in Section 2.8(a), (b) or (c) hereof, then the Ordinary Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Plan Administrator determines that Ordinary Shares can again be issued in accordance with Sections 2.8(a), (b) and (c) hereof. Notwithstanding any discretion in the Plan, the Notice of Grant or this Agreement to the contrary, upon vesting of the RSUs, Ordinary Shares will be issued as set forth in this section. In no event will the RSUs be settled in cash.

(b)     Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require you to pay any sums required by applicable law to be withheld with respect to the RSUs, the issuance of Ordinary Shares or with respect to any other restricted share units, if any, granted to you prior to the Grant Date under the Plan or any other Company equity incentive plan (each, a “Prior Award”). Such payment shall be made by using a Sell to Cover. The award agreements covering your Prior Awards (if any) will be deemed amended to the extent necessary to reflect this Section 2.6(b). By accepting this award of RSUs, you agree (with respect to the RSUs and all Prior Awards, if any) to Sell to Cover to satisfy any tax withholding obligations and:
(i)     You hereby appoint the Agent as your agent and direct the Agent to (1) sell on the open market at the then prevailing market price(s), on your behalf, promptly after any RSUs (or Prior Awards) vest, such number of the Ordinary Shares that are issued in respect of such RSUs (or subject to or issued in respect of such Prior Awards) as the Agent determines will generate sufficient proceeds to cover (x) any estimated tax, social insurance, payroll, fringe benefit or similar withholding obligations with respect to such vesting and (y) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto and (2) in the Company’s discretion, apply any remaining funds to your federal tax withholding or remit such remaining funds to you.
(ii)    You hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of Ordinary Shares to be sold pursuant to subsection (i) above. You understand that to protect against declines in the market price of Ordinary Shares, the Agent may determine to sell more than the minimum number of Ordinary Shares needed to generate the required funds.
(iii)    You understand that the Agent may effect sales as provided in subsection (i) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to your account. In addition, you acknowledge that it may not be possible to sell Ordinary Shares as provided in subsection (i) above due to (1) a legal or contractual restriction applicable to the Agent, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the Ordinary Shares may be traded. In the event of the Agent’s inability to sell Ordinary Shares, you will continue to be responsible for the timely payment to the Company and/or its affiliates of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in subsection (i) above.
(iv)     You acknowledge that, regardless of any other term or condition of this Section 2.6(b), neither the Company nor the Agent will have any liability to you for (1) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, (2) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, or (3) any claim relating to the timing of any Sell-to-Cover, the price at which Ordinary Shares are sold in any Sell-to-Cover, or the timing of the delivery to you of any Ordinary Shares following any Sell-to-Cover. Regardless of the Company’s or any Subsidiary’s actions in connection with tax withholding pursuant to this Agreement, you acknowledge that the ultimate responsibility for any and

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all tax-related items imposed on you in connection with any aspect of the RSUs (and any Prior Awards) and any Ordinary Shares issued upon vesting of the RSUs (or subject to or issued in respect of your Prior Awards) is and remains your responsibility and liability. Except as expressly stated herein, neither the Company nor any Subsidiary makes any commitment to structure of the RSUs (or any Prior Award) to reduce or eliminate your liability for tax-related items.
(v)     You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 2.6(b). The Agent is a third-party beneficiary of this Section 2.6(b).
(vi)     This Section 2.6(b) shall survive termination of this Agreement until all tax withholding obligations arising in connection with this Award have been satisfied.
The Company shall not be obligated to deliver any Ordinary Shares to you unless and until you have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes required to be withheld in connection with the grant or vesting of the RSUs.
2.7    Rights as Shareholder. As a holder of RSUs you are not, and do not have any of the rights or privileges of, a shareholder of the Company, including, without limitation, any dividend rights or voting rights, in respect of the RSUs and any Ordinary Shares issuable upon vesting thereof unless and until such Ordinary Shares shall have been actually issued by the Company to you. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Ordinary Shares are issued, except as provided in Section II.A of Article Three of the Plan.
2.8    Conditions to Delivery of Ordinary Shares. Subject to Section VI of Article Five of the Plan, the Ordinary Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued Ordinary Shares or issued Ordinary Shares which have then been reacquired by the Company. Such Ordinary Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Ordinary Shares deliverable hereunder prior to fulfillment of all of the following conditions:
(a)    The admission of such Ordinary Shares to listing on all stock exchanges on which the Ordinary Shares are then listed;
(b)    The completion of any registration or other qualification of such Ordinary Shares under any state, federal or foreign law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Plan Administrator shall, in its absolute discretion, deem necessary or advisable;
(c)    The obtaining of any approval or other clearance from any state, federal or foreign governmental agency which the Plan Administrator shall, in its absolute discretion, determine to be necessary or advisable;
(d)    The receipt by the Company of full payment for such Ordinary Shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 2.6 hereof; and
(e)    The lapse of such reasonable period of time following the vesting of any Restricted Share Units as the Plan Administrator may from time to time establish for reasons of administrative convenience.

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ARTICLE III
OTHER PROVISIONS
3.1    Administration. The Plan Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Plan Administrator in good faith shall be final and binding upon you, the Company and all other interested persons. No member of the Plan Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.
3.2    Adjustments Upon Specified Events. In addition, upon the occurrence of certain events relating to the Ordinary Shares contemplated by Section V.E of Article One and Section II of Article Three of the Plan (including, without limitation, an extraordinary cash dividend on such Ordinary Shares), the Plan Administrator shall make such adjustments as the Plan Administrator deems appropriate in the number of Restricted Share Units then outstanding and the number and kind of securities that may be issued in respect of the Restricted Share Units. You acknowledge that the RSUs are subject to modification and termination in certain events as provided in this Agreement and Articles One and Three of the Plan.
3.3    Grant is Not Transferable. Your RSUs may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the RSUs will terminate immediately and will become null and void.
3.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at the Participant’s last address reflected on the Company’s records, including any email address. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice to the Company shall be deemed given when actually received. Any notice given by the Company shall be deemed given when sent via email or 5 U.S. business days after mailing.
3.5    Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.6    Governing Law; Severability. The laws of the State of California shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
3.7    Conformity to Securities Laws. You acknowledge that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state and foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

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3.8    Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Plan Administrator or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without your prior written consent.
3.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.3 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
3.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if you are subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by and necessary to comply with applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.11    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon you any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.
3.12    Entire Agreement. The Plan, the Notice of Grant and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
3.13    Section 409A. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or this Agreement, if at any time the Plan Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Plan Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Plan Administrator determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
3.14    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Ordinary Shares as a general unsecured creditor with respect to RSUs, as and when payable hereunder.
3.15    Additional Terms for Participants Providing Services Outside the United States. To the extent you provide services to the Company or a Subsidiary in a country other than the United States, the RSUs shall be subject to such additional or substitute terms as shall be set forth for such country in Exhibit A attached hereto. If you relocate to one of the countries included in Exhibit A during the life of the RSUs, Exhibit A, including the provisions for such country, shall apply to you and the RSUs, to the

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extent the Company determines that the application of such provisions is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan. In addition, the Company reserves the right to impose other requirements on the RSUs and the Ordinary Shares issued upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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EXHIBIT A
TO BROADCOM CORPORATION
2012 STOCK INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT

This Exhibit A includes (i) additional terms and conditions applicable to all Participants providing services to the Company outside the United States, and (ii) additional terms applicable to Participants providing services to the Company in the countries identified below. These terms and conditions are in addition to those set forth in the Agreement and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Exhibit A without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.
For your convenience and information, we have provided certain general information regarding some of the tax and/or exchange control requirements that may apply to participants in certain of the countries identified in Section II below. Such information is current only as of November 2015, and the Company undertakes no obligation to update any such information and does not ensure that it is complete or correct. This information may not apply to your individual situation, and may not be current as of any particular date in the future. The absence of any information on tax or foreign exchange requirements for any particular country should not be regarded as an indication that no such requirements may apply in that country. The laws, rules and regulations of any country regarding the holding of securities may be subject to frequent change.
You are advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in your country may apply to your individual situation.
I. GLOBAL PROVISIONS APPLICABLE TO PARTICIPANTS IN ALL COUNTRIES OTHER THAN THE UNITED STATES

1.    General Acknowledgements and Agreements: You further acknowledge and agree that:
(a)     No Guarantee of Continued Service. THE VESTING OF THE RESTRICTED SHARE UNITS PURSUANT TO THE VESTING SCHEDULE WILL OCCUR ONLY IF YOU CONTINUE AS A DIRECTOR, CONSULTANT OR EMPLOYEE (AS APPLICABLE) TO THE COMPANY OR A SUBSIDIARY THROUGH THE APPLICABLE VESTING DATE. YOU FURTHER ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A DIRECTOR, CONSULTANT OR EMPLOYEE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH YOUR RIGHT OR THE RIGHT OF THE COMPANY OR ANY SUBSIDIARY TO EFFECT A TERMINATION OF SERVICES AT ANY TIME, WITH OR WITHOUT CAUSE, NOR SHALL IT BE CONSTRUED TO AMEND OR MODIFY THE TERMS OF ANY CONSULTANTCY, DIRECTORSHIP, EMPLOYMENT OR OTHER SERVICE AGREEMENT BETWEEN YOU AND THE COMPANY OR ANY SUBSIDIARY.
(b)     The Plan is discretionary in nature and that, subject to the terms of the Plan, the Company can amend, cancel or terminate the Plan at any time.

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(c)     The grant of the RSUs under the Plan is voluntary and occasional and does not give you any contractual or other right to receive RSUs or benefits in lieu of RSUs in the future, even if you have received RSUs repeatedly in the past.
(d)    All determinations with respect to any future awards, including, but not limited to, the times when awards under the Plan shall be granted and the terms thereof, including the time or times when any RSUs may vest, will be at the sole discretion of the Company.
(e)    Your participation in the Plan is voluntary.
(f)     The value of the RSUs is an extraordinary item of compensation that is outside of the scope of your directorship, consultancy or employment contract or relationship.
(g)    The RSUs are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.
(h)    The RSUs shall expire, terminate and be forfeited upon your Termination of Services for any reason, except as otherwise explicitly provided in this Agreement and/or the Plan.
(i)    The future value of the Ordinary Shares that may be issued upon vesting of the RSUs is unknown and cannot be predicted with any certainty.
(j)    If you are not an employee of the Company as of the grant date shown on the Notice of Grant, the grant of the RSUs shall in no event be understood or interpreted to mean that the Company is your employer or that you have an employment relationship with the Company.
(k)    No claim or entitlement to compensation or damages arises from the expiration, termination or forfeiture of the RSUs or any portion thereof. You irrevocably release the Company, its parent(s) and subsidiaries from any such claim. Such a claim will not constitute an element of damages in the event of a Termination of Services for any reason, even if the termination is in violation of an obligation of the Company or any Subsidiary, to you.
(l)    Neither the Company nor any Subsidiary has provided you, and nor will they provide you, with any specific tax, legal or financial advice with respect to the RSUs, the Ordinary Shares issuable upon vesting of RSUs, this Agreement or the Plan. Neither the Company nor any Subsidiary is making nor have they made any recommendations relating to your participation in the Plan, the receipt of the RSUs or the acquisition or sale of Ordinary Shares upon vesting of RSUs.
(m)    You shall bear any and all risk associated with the exchange of currency and the fluctuation of currency exchange rates in connection with this Award, including without limitation in connection with the sale of any Ordinary Shares issued upon vesting of the RSUs (“Currency Exchange Risk”), and you hereby waive and release the Company and its Subsidiaries from any claims arising out of Currency Exchange Risk.
(n)    You agree that it is your responsibility to comply, and you shall comply, with any and all exchange control requirements applicable to the RSUs and the sale of Ordinary Shares issued upon vesting of the RSUs and any resulting funds including, without limitation, reporting or repatriation requirements.

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(o)    Neither the Company nor any Subsidiary is responsible for your legal compliance requirements relating to the RSUs or the ownership and possible sale of any Ordinary Shares issued upon vesting of the RSUs, including, but not limited to, tax reporting, the exchange of U.S. dollars into or from your local currency, the transfer of funds to or from the United States, and the opening and use of a U.S. brokerage account.
(p)    If this Agreement, the Plan, any website or any other document related to the Restricted Share Units is translated into a language other than English, and if the translated version is different from the English version, the English language version will take precedence. You confirm having read and understood the documents relating to the Plan and the RSUs, including, without limitation, this Agreement, which were provided to you in English, and waive any requirement for the Company to provide these documents in any other language.
(q)     Your right to vest in the RSUs will terminate effective as of the date that is the earlier of (1) the effective date of the your Termination of Services (whether or not in breach of local labor laws), or (2) the date you are no longer actively providing service, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when the you are no longer actively providing service for purposes of the RSUs.
(q)    To the extent you are providing services in a country identified in Section II of this Exhibit A, you understand and agree that the provisions for such country apply and are incorporated into the Agreement.
2.    Consent to Personal Data Processing and Transfer. The entities listed in Annex 1 (the “Broadcom Entities”) may hold, and by accepting the RSUs you consent to their holding, your personal information, including your name, home address, telephone number, date of birth, social security number or other employee tax identification number, national identification number, passport number, employment history and status, salary, nationality, job title, and information about any equity compensation grants or Ordinary Shares awarded, cancelled, purchased, vested, unvested or outstanding in your favor (the “Data”).
The Broadcom Entities use the Data for the purpose of implementing, managing and administering the Plan and for compliance and financial reporting purposes (the “Purpose”).
The Broadcom Entities may transfer, and by accepting the RSUs you consent to any such transfer of, the Data to other Broadcom Entities, to entities listed in Annex 2 or to other entities to assist the Broadcom Entities in the Purpose. The Broadcom Entities may also make the Data available to public authorities where required by law or regulation. The third parties and public authorities may be located in the United States, the European Economic Area, or elsewhere, including in territories where data protection laws may not be as protective as in your jurisdiction of residence.
You may, at any time, review the Data, require any necessary amendments to it or withdraw the consents given herein in writing by contacting the Company through your local H.R. Director. If you withdraw your consent, you must do so by writing to the Company’s Stock Administration Department, 1320 Ridder Park Drive, San Jose, CA 95131, U.S.A., or sending an email to stockadmin.pdl@broadcom.com. If you withdraw your consent, the Company will not be able to administer this award. Accordingly, if you withdraw your consent, this Award will be cancelled when your withdrawal is received.

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I agree that the Broadcom Entities and third parties may process my Data as described above, including transfer to and use in countries in which data protection laws may not be as protective as in my jurisdiction of residence.
II. COUNTRY SPECIFIC PROVISIONS APPLICABLE TO PARTICPANTS WHO
PROVIDE SERVICES IN THE IDENTIFIED COUNTRIES
AUSTRALIA
Terms and Conditions
Definitions
For the purposes of this section:
“ASIC” means the Australian Securities & Investments Commission;
“Australian Offerees” means all persons to whom an offer or invitation of Restricted Stock Units are made in Australia under the Plan;
“Corporations Act” means the Corporations Act 2001 (Cth);
“Exchange” means the NASDAQ Global Select Market; and
“Related Body Corporate” has the meaning given in section 50 of the Corporations Act.
General Advice Only
Any advice given by the Company or a Related Body Corporate of the Company in relation to the RSUs offered under the Plan does not take into account an Australian Offeree's objectives, financial situation and needs. Australian Offerees should consider obtaining their own financial product advice from an independent person who is licensed by ASIC to give such advice.
Acquisition Price
No acquisition price is payable by you for the Company to grant you the number of RSUs set forth in the Notice of Grant.
Risks of Acquiring Ordinary Shares
The paragraph below provides general information about the risks of acquiring and holding Ordinary Shares. Before acquiring RSUs, you should satisfy yourself that you have a sufficient understanding of these matters and should consider whether Ordinary Shares are a suitable investment for you, having regard to your own investment objectives, financial circumstances and taxation position.
Factors that could affect the market price of our Ordinary Shares include, but are not limited to: our dependence on a limited number of customers for a significant amount of our revenue and the impact a reduction in revenue from one of those customers could have; delays, challenges and expenses associated with integrating acquired companies with our existing businesses and our ability to achieve the benefits, growth prospects and synergies expected from acquisitions we have made or may make; our ability to increase our internal manufacturing capacity to meet customer demand; our ability to accurately estimate customers’ demand and adjust supply chain and third party manufacturing capacity accordingly; our

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ability to improve our manufacturing efficiency and quality; increased dependence on a small number of markets; quarterly and annual fluctuations in operating results; cyclicality in the semiconductor industry or in our target markets; global economic conditions and concerns; our competitive performance and ability to continue achieving design wins with our customers, as well as the timing of those design wins; rates of growth in our target markets; our dependence on contract manufacturing and outsourced supply chain and our ability to improve our cost structure through our manufacturing outsourcing program; prolonged disruptions of our or our contract manufacturers’ manufacturing facilities or other significant operations; our dependence on outsourced service providers for certain key business services and their ability to execute to our requirements; our ability to maintain or improve gross margin; our ability to maintain tax concessions in certain jurisdictions; our ability to protect our intellectual property and the unpredictability of any associated litigation expenses; any expenses or reputational damage associated with resolving customer product and warranty and indemnification claims; dependence on and risks associated with distributors of our products; our ability to sell to new types of customers and to keep pace with technological advances; market acceptance of the end products into which our products are designed; the significant indebtedness incurred by us, including the need to generate sufficient cash flows to service and repay such debt; and other events and trends on a national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature.
In addition, there is no assurance that we will pay dividends, even if our earnings increase, or that if we do pay dividends, such payments will continue or increase. Payment of future dividends, if any, and the timing and amount of any dividends we determine to pay, are at the discretion of our Board of Directors. We may declare dividends as interim dividends, which are wholly provisional under Singapore law and may be revoked by our Board at any time prior to the payment thereof.
Market Price in Australian Dollars
An Australian Offeree could, from time to time, ascertain the market price of Ordinary Shares by obtaining that price from the Exchange website, the Company website or The Wall Street Journal, and multiplying that price by a published exchange rate to convert U.S. Dollars into Australian Dollars.
AUSTRIA
Exchange Control Information.

If you hold Ordinary Shares acquired pursuant to RSUs outside of Austria, you must submit a report to the Austrian National Bank. An exemption applies if the value of the Ordinary Shares as of the end of any given calendar quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. Such amounts are the amounts in effect as of October 1, 2015 and may change in the future. If the first threshold is exceeded, quarterly reporting obligations are imposed. If only the second threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.
When you sell Ordinary Shares acquired pursuant to RSUs, there may be exchange control obligations if the cash proceeds are held outside Austria. If the value of all your accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported as of the last day of each month, on or before the fifteenth day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

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Consumer Protection Information.
If the provisions of the Austrian Consumer Protection Act are considered to be applicable to the Agreement and the Plan, you may be entitled to revoke your acceptance of the Agreement under the conditions listed below:
(i) If you accept the RSUs outside the business premises of the Company or its relevant Subsidiary, you may be entitled to revoke your acceptance of the Agreement, provided the revocation is made within one week after you accept the Agreement.
(ii) The revocation must be in written form to be valid. It is sufficient if you return the Agreement to the Company or the Company’s representative with language which can be understood as your refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.
BELGIUM
No country-specific provisions.
BRAZIL
Exchange Control Information
Notice to RSU Recipients: If the you hold assets and rights outside Brazil with an aggregate value exceeding US$100,000, you will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including Ordinary Shares acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside Brazil valued at less than US$100,000 are not required to submit a declaration. Please note that the US$100,000 threshold may be changed annually.
CANADA
The following paragraphs shall be inserted immediately after the last paragraph of the Agreement:
French Language Provisions. The following provisions will apply if you are a resident of Quebec: The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

CHINA

Settlement of Restricted Share Units and Sale of Shares. The following provisions supplement Section 2.6(b) of the Agreement.

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Sale of Ordinary Shares May be Required. The Company may, in its sole discretion, require you to sell at, or any time following, vesting, the Ordinary Shares you receive when your RSUs vest. You authorize the Company or a brokerage firm designated by the Company to perform this transaction for you, and agree that applicable commissions and fees due in connection with the sale may be deducted from your proceeds. You acknowledge that such Ordinary Shares will be sold at prevailing market prices and waive any claim based on the timing of the sale or the price received for the Ordinary Shares.
The award agreements for some restricted shares units granted to you in the past (if any), whether under the Plan or any other Company equity incentive plan (collectively, the “Prior RSUs”) may have required that whenever such Prior RSUs vest, all Ordinary Shares issued as a result of such vesting must be sold. You agree that, with respect to the Prior RSUs (if any), the Company may conduct a Sell to Cover when Prior RSUs vest and allow you to hold the remaining Ordinary Shares, subject to compliance with these country provisions for China. The award agreements covering your Prior RSUs (if any) will be deemed amended to the extent necessary to reflect this paragraph.
If Sale of Ordinary Shares is not Required at Vest. When your RSUs vest, if the Company does not require the immediate sale of the Ordinary Shares you are entitled to receive, the Company may require that you retain those Ordinary Shares in your account at a brokerage firm designated by the Company until you sell the Ordinary Shares, even if you stop providing services for the Company or a Subsidiary.
Following your Termination of Services, the Company may restrict your ability to sell or transfer any Ordinary Shares remaining in your account and sell those Ordinary Shares at a time determined by the Company in its sole discretion. You agree not to bring any claim against the Company, any Subsidiary or the Agent based on the timing of any such sale or the price at which any such Ordinary Shares are sold.
Without limiting the foregoing, all the Ordinary Shares issued in respect of your RSUs or your Prior RSUs (if any) must be sold within six (6) months following your Termination of Services. The Company may, in its sole discretion, require you to sell at any time during this six (6)-month period, such Ordinary Shares. Any Ordinary Shares issued in respect of your RSUs or your Prior RSUs (if any) that remain in your account at a brokerage firm during the last two (2) weeks of such six (6)-month period may be automatically sold by the Agent during such two (2) week period, with the actual date of such sale determined by the Company or the Agent in its sole discretion. Neither the Company nor the Agent will guarantee the sale price for any such sale and you shall be solely responsible for fluctuations in the value of the Ordinary Shares until sale. The award agreements covering your Prior RSUs (if any) will be deemed amended to the extent necessary to reflect this paragraph.
Payment of Sale Proceeds. You understand and agree that, pursuant to exchange control requirements in China, you may be required to repatriate to China the cash proceeds from the sale of the Ordinary Shares issued upon the settlement of the RSUs and that the Company may be required to effect that repatriation through a special exchange control account established by the Company or a Subsidiary. You agree that any proceeds from the sale of any Ordinary Shares you acquire may be transferred to such special account prior to being delivered to you. You also understand that there may be significant delays in delivering the funds to you due to exchange control requirements in China and agree not to make any claim against the Company or any Subsidiary as a result of the amount of time it takes to deliver the funds to you.
Proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, the

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Company is under no obligation to obtain any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions.
Further Actions. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
DENMARK
Terms and Conditions
Labor Law Acknowledgement
By accepting this Award, you acknowledge that you understand and agree that the RSUs relate to future services to be performed and do not form any part of, and are not, a bonus or compensation for past services.
Stock Option Act
With respect to Danish employees comprised (covered) by the Danish Stock Option Act, the following shall apply:
You acknowledge that you have received an employer statement in Danish setting forth the terms of your Award, a copy of which is included as Annex 3 to this Exhibit A.
In the event that (i) your employer (“Employer”) terminates your employment for reasons other than your breach of the terms or conditions of your employment or any applicable employment agreement covering you (collectively, the “Employment Terms”), or (ii) you terminate the Employment Terms due to material breach on the part of the Company or Employer, you, irrespective of the termination, will be entitled to receive settlement of any granted RSUs in accordance with this Agreement and the Plan.
If you terminate your employment with Employer without the Company or Employer being in material breach of the Employment Terms, all RSUs will be forfeited and lapse without further notice or compensation.
If Employer terminates and/or summarily dismisses you due to your breach of the Employment Terms, all unvested RSUs will be forfeited and lapse without further notice or compensation at the effective date of termination.
In the event of your death, the RSUs will lapse without further notice and compensation as at the time of death. The estate and/or the beneficiaries are subject to the terms governing the RSUs and the related Ordinary Shares, including this Agreement and the Plan.
Upon retirement due to old age ("folkepension") or separate agreement in this respect and in the event of disability, you, irrespective of the termination of employment, will be entitled to settlement of unvested RSUs in accordance with the terms of this Agreement and the Plan.
The Restricted Stock Units are not to be included in the calculation of holiday allowance, severance pay, statutory allowance and compensation, pension and similar payments.
For the avoidance of doubt, under this heading, the term “Stock Option Act” shall only apply to employees who by virtue of applicable choice of law rules fall within Danish employment law regulations and the scope of the Danish Stock Option Act.

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Foreign Bank Account Reporting
If you establish an account holding Ordinary Shares or an account holding cash outside of Denmark, you must report the account to the Danish Tax Administration, the form for which can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the obligations described below.)
Exchange Control and Tax Reporting Notification
To the extent permitted by the Company, you may hold Ordinary Shares acquired under the Plan in a safety-deposit account (e.g., brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the Ordinary Shares are held with a non-Danish broker or bank, you are required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, a Danish Plan participant must file a Declaration V (Erklaering V) with the Danish Tax Administration. Both you and the bank/broker must sign the Declaration V. By signing the Declaration V, the bank/broker undertakes an obligation, without further request from you, not later than February 1 of each year, to forward certain information to the Danish Tax Administration concerning the content of the account. In the event that the applicable broker or bank with which the account is held does not wish to, or pursuant to the laws of the country in question, is not allowed to assume such obligations to report, you will be solely responsible for providing certain details regarding the foreign account and any shares acquired and held in such account to the Danish Tax Administration as part of your annual income tax return. By signing the Form V, you at the same time authorize the Danish Tax Administration to examine the account. A sample of the Declaration V can be found at: www.skat.dk/getFile.aspx?Id=47392.
In addition, when you open a deposit account or brokerage account for the purpose of holding cash outside of Denmark, the account will be treated as a deposit account because cash may be held in the account. Therefore, you must also file a Declaration K (Erklaering K) with the Danish Tax Administration. Both you and the bank/broker must sign the Declaration K. By signing the Declaration K, the bank/broker undertakes an obligation, without further request from you, not later than February 1 of each year, to forward certain information to the Danish Tax Administration concerning the content of the account. In the event that the applicable financial institution with which the account is held does not wish to, or pursuant to the laws of the country in question, is not allowed to assume such obligations to report, you will be solely responsible for providing certain details regarding the foreign account and any shares acquired and held in such account to the Danish Tax Administration as part of your annual income tax return. By signing the Form K, you at the same time authorize the Danish Tax Administration to examine the account. A sample of the Declaration K can be found at: www.skat.dk/getFile.aspx?Id=42409&newwindow=true.
FINLAND
No country-specific provisions.
FRANCE
For purposes of this Agreement, “French Affiliated Company” shall mean (i) a company or a groupement d’intérêt économique (a “GIE”) in which the Company holds, directly or indirectly, ten per cent (10%) at least of the share capital or of the voting stock; (ii) a company or a GIE which holds, directly or indirectly, at least ten per cent (10%) of the share capital of the Company; (iii) a company or a GIE in which a company holds, directly or indirectly, at least fifty percent (50%) of the share capital or of the voting stock, which holding company also holds, directly or indirectly, at least fifty percent (50%) of the share capital of the Company.

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The following shall be added to the first paragraph of the Notice of Grant:
This Agreement contains terms that will apply to RSUs granted to employees of a French Affiliated Company who are residents of France. The RSUs are intended to qualify under the favorable tax regime in France applicable to equity awards made after August 2015 to the fullest extent possible.
The following provision replaces Section 2.6(a) of the Agreement in its entirety:

(a)(i)
Ordinary Shares cannot be delivered upon vesting of RSUs prior to the first anniversary of the Grant Date. Any Ordinary Shares delivered to you upon vesting of the RSUs on or following the first anniversary of the Grant Date but prior to the second anniversary of the Grant Date cannot be transferred prior to either (x) the first anniversary of the date the Ordinary Shares are delivered to you or (y) such earlier date as determined by the Plan Administrator, in its sole discretion, that will not result in negative tax or legal consequences to either the Company or you (such period of time during which transfer is prohibited, the “Holding Period”). For the avoidance of doubt, there is no Holding Period for any Ordinary Shares delivered to you on or following the second anniversary of the Grant Date. In the event that you do not comply with the requirements set forth in this Section 2.6(a)(i) and in Section 2.6(a)(ii), you shall be liable for all consequences to the Company or to the applicable employing French Affiliated Company resulting from such breach and must indemnify the Company and the employing French Affiliated Company in respect of all amounts payable by the Company or such French Affiliated Company in connection with such breach. More generally, you agree to indemnify and keep indemnified the Company or your employer, as the case may be, from and against any liability for and obligation to pay any tax and social charges incurred by the Company or your employer, as the case may be.

(ii)
At the expiration of the Holding Period (if applicable), if the Ordinary Shares are listed on any established stock exchange or a national market system, Ordinary Shares cannot be sold (i) during the ten trading sessions preceding and following the date on which the consolidated accounts or annual accounts of the Company are first released to the public, and (ii) during a period (x) starting from the date on which the Board or any committee thereof become aware of any information which, if published, could significantly affect the Company’s market price and (y) ending at the close of the tenth trading session following the publication of the information.

Terms and Conditions
Eligible Employee. RSUs may only be granted to you if you are employed by a French Affiliated Company under the terms of a written or oral employment agreement, and do not own, on the Grant Date, Ordinary Shares representing more than 10% of the issued equity securities of the Company.
French Language Provision. By accepting this award of RSUs, you confirm having read and understood the documents relating to the Plan which were provided to you in the English language. You accept the terms of those documents accordingly.
French translation: En acceptant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

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GERMANY
Tax Indemnity
You agree to indemnify the Company, any Subsidiary and your employing company, if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes in any jurisdiction, including but not limited to wage tax, solidarity surcharge, church tax or social security contributions) that is attributable to (1) the grant or vesting of, or any benefit you derive from, the RSUs, (2) your acquisition of Ordinary Shares on settlement of the RSUs, or (3) the disposal of any Ordinary Shares.
Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank.  If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Ordinary Shares acquired under the Plan, the bank will make the report for you.  In addition, you must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must report on an annual basis if you hold Ordinary Shares that exceed 10% of the total voting capital of the Company.
GREECE
No country-specific provisions.
HONG KONG
The following paragraphs shall be inserted immediately after the last paragraph of the Agreement:
Warning: The RSUs and Ordinary Shares issued at settlement do not constitute a public offering of securities under Hong Kong law and are available only to Employees, Consultants and Non-Employee Directors of the Company, its parent, Subsidiary or affiliate. The Agreement, including this Exhibit A, the Plan and other incidental award documentation have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor has the award documentation been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of the recipient Participant and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement, including this Exhibit A, or the Plan, you should obtain independent professional advice.
Sale of Ordinary Shares. In the event the RSUs vest and are settled within six months of the Grant Date, you agree that you will not dispose of any Ordinary Shares acquired prior to the six-month anniversary of the Grant Date.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

INDIA

The following paragraphs shall be inserted immediately after the last paragraph of the Agreement:
Foreign Assets Reporting Information. You must declare foreign bank accounts and any foreign financial assets (including Ordinary Shares subject to the RSUs held outside India) in your annual tax return. It is

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your responsibility to comply with this reporting obligation and you should consult with your personal tax advisor in this regard.
Exchange Control Information. You must repatriate any proceeds from the sale of Ordinary Shares acquired under the Plan or the receipt of any dividends to India within 90 days of receipt. You must obtain a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or your employer requests proof of repatriation.

IRELAND
Director Reporting Obligation
If you are a director, shadow director2 or secretary of a parent or subsidiary in Ireland, you must notify the Irish parent or subsidiary in writing within five business days of receiving or disposing of an interest in the Company (e.g., Restricted Share Units, Ordinary Shares), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of your spouse or children under the age of 18 (whose interests will be attributed to the you if you are a director, shadow director or secretary).

ISRAEL

Award Payable Only in Ordinary Shares. The grant of the RSUs does not give you any right to receive a cash payment, and the RSUs are payable in Ordinary Shares only.
Definitions.    The following definitions supplement the definitions set forth in the Agreement:
A.    “Holding Period” shall mean the holding period required with respect to Capital Gain Awards, which is currently 24 months from the date of grant.
B.    “Plan” shall mean the Broadcom Corporation 2012 Stock Incentive Plan, as amended and restated from time to time, and the Addendum for Participants in Israel.
All capitalized terms that are not defined in these country provisions for Participants in Israel shall have the meaning assigned to them in the Plan (as defined above) or the Agreement.
Capital Gain Award. The Award is intended to be a Capital Gain Award (as defined in the Plan). In the event of any inconsistencies between the provisions of these country provisions for Participants in Israel and the Agreement, the provisions of these country provisions for Participants in Israel shall govern the Award and any related Ordinary Shares.

2. A shadow director is an individual who is not on the board of directors of an Irish parent or subsidiary but who has sufficient control so that the board of directors of the Irish parent or subsidiary, as applicable, acts in accordance with the directions and instructions of the individual.

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By accepting the Agreement, you: (a) acknowledge receipt of and represent that you have read and are familiar with the Agreement, the Plan and these country provisions for Participants in Israel; (b) accept the Award subject to all of the terms and conditions of the Agreement and the Plan (including these country provisions for Participants in Israel); (c) agree that the Award will be issued to and deposited with the Trustee (as defined in the Plan) and shall be held in trust for your benefit as required by law and any approval by the Israel Tax Authority (“ITA”) pursuant to the terms of the Ordinance and the Plan; and (d) accept the provisions of the trust agreement signed between the Company and the Trustee. Furthermore, by accepting the Agreement, you confirm that you are familiar with the terms and provisions of Section 102, and agree that you will not require the Trustee to release the Awards or Ordinary Shares to you, including any rights issued to you as a consequence of holding such Awards or Ordinary Shares, or to sell the Awards or Ordinary Shares to a third party during the Holding Period, unless permitted to do so by applicable law.
You are advised to consult with your personal tax advisor with respect to the tax consequences of receiving the RSUs and the issuance of Ordinary Shares in settlement of vested RSUs.
Limited Transferability. These provisions supplement Section 3.3 of the Agreement:
As long as your Award or any issued Ordinary Shares are held by the Trustee on your behalf, all of your rights over the Award or the Ordinary Shares are personal and cannot be transferred, assigned, pledged or mortgaged, other than by will or the laws of descent and distribution.
With respect to a Capital Gain Award, subject to the provisions of the Plan, Section 102 and any rules or regulations or orders or procedures promulgated thereunder, to obtain favorable tax treatment for Capital Gain Awards, you may not sell or release from trust any Ordinary Shares received upon vesting of the Award and/or any Ordinary Shares received subsequently following any realization of rights, including without limitation, bonus Ordinary Shares, until the lapse of the Holding Period. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 and under any rules or regulation or orders or procedures promulgated thereunder will apply to and will be borne by you.
Issuance of Ordinary Shares. This provision supplements Section 2.6(a) of the Agreement:
If the Ordinary Shares are to be issued during the Holding Period, the Ordinary Shares shall be allocated in the name, or under the supervision, of the Trustee and held in trust on your behalf by the Trustee. In the event that the Ordinary Shares are to be issued after the expiration of the Holding Period, you may elect to have the Ordinary Shares issued directly to you, provided that you first provide for any taxes required to be withheld in connection with a transfer of the Award or the Ordinary Shares to the Trustee’s and Company’s satisfaction, or in trust on your behalf to the Trustee.
This provision supplements Section 2.6(b) of the Agreement:
You hereby agree to indemnify the Company (and any parent or Subsidiary) and/or the Trustee and hold them harmless against and from any and all liability for any withholding taxes required to be withheld relating to the Award and any Ordinary Shares issued under the Award and other amounts, or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such amounts from any payment made to you. Any reference to the Company or the Subsidiary employing you shall include a reference to the Trustee. You hereby undertake to release the Trustee from any liability in respect of any action or decisions duly taken and bona fide executed in relation to the Plan or any RSUs or Ordinary Shares granted thereunder. You agree to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the Ordinance.

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You shall not be liable for the employer’s components of payments to the national insurance institute, unless and to the extent that such payments by the employer are a result of your election to sell the Ordinary Shares before the end of the Holding Period (if allowed by applicable law). Furthermore, you agree to indemnify the Company, your employer and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to you for which you are responsible.
Notwithstanding anything to the contrary in the Agreement, no tax withholding obligation will be settled by withholding Ordinary Shares, unless the ITA approves doing so in writing.
Governing Law. This section supplements Section 3.6 of the Agreement:
To the extent any covenant, condition, or other provision of the Agreement and the rights of the Participant hereunder are determined to be subject to Israeli law, such covenant, condition, or other provision of the Agreement shall be subject to applicable Israeli law, but shall in no way affect, impair or invalidate any other provision of the Agreement, and the applicability of the Plan to such covenant, condition, or other provision of the Agreement.

ITALY

Method of Payment. The following provision supplements Section 2.6 of the Agreement:
You understand that you will be required to sell all Ordinary Shares received upon vesting of the RSUs and that you will not be permitted to hold any Ordinary Shares issued upon vesting of your RSUs. In order to effect such sale, you agree that the Plan broker shall be instructed to: (i) sell all of the Ordinary Shares issued upon the vesting of RSUs; (ii) use the proceeds to pay the brokerage commissions and fees and any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes in any jurisdiction); and (iii) remit the balance to you. Depending upon the development of laws and your status as a national of a country other than Italy, the Company reserves the right to modify the methods of settling the RSUs in its sole discretion.
Authorization to Release and Transfer Necessary Personal Information. The following supplements Section 2 of Part I of this Exhibit A.

You understand that Data will be held only as long as is required by law or as necessary to implement, administer and manage your participation in the Plan or for compliance or financial reporting purposes.  You understand that pursuant to art.7 of D.lgs 196/2003, you have rights, including but not limited to, the right to access, delete, update, request the rectification of your Data and cease the Data processing and to object, in whole or in part, on legitimate grounds, to the processing of your Data, even though they are relevant to the purpose of collection.  Furthermore, you are aware that your Data will not be used for direct marketing purposes.  In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local HR representative. If you request that the Company cease processing your personal data, you must do so by writing to the Company’s Stock Administration Department, 1320 Ridder Park Drive, San Jose, CA 95131, U.S.A., or sending an email to stockadmin.pdl@broadcom.com. If you request that the Company cease processing your Data, the Company will not be able to administer this award.

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Accordingly, if you request that the Company cease processing your Data, this Award will be cancelled when your withdrawal is received.
Furthermore, having read and understood the information given on the processing of the Data and being acquainted of the rights set forth in art. 7 of D.lgs. 196/2003, you expressly and specifically consent according to art. 23 of D.lgs. 196/2033, to the processing of any Data as reported in the Plan and the Agreement, including the clauses “Consent to Personal Data Processing and Transfer” in Section 2 of Part I of this Exhibit A and “Authorization to Release and Transfer Necessary Personal Information” and further expressly and specifically consent, according to art. 43 and art. 44 of D.lgs. 196/2003 to the transfer of the Data, even sensitive data, in foreign Countries outside the European Union.
Exchange Control Information.  You are required to report in your annual tax return:  (a) any transfers of cash or Ordinary Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of Ordinary Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy.  You are exempt from the formalities in clause (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on your behalf.
JAPAN
No country-specific provisions.
MALAYSIA
Malaysian Insider Trading Notification.  You should be aware of the Malaysian insider-trading rules, which may impact your acquisition or disposal of Ordinary Shares or rights to Ordinary Shares under the Plan.  Under the Malaysian insider-trading rules, you are prohibited from acquiring or selling Ordinary Shares or rights to Ordinary Shares (e.g., an Award under the Plan) when you are in possession of information which is not generally available and which you know or should know will have a material effect on the price of Ordinary Shares once such information is generally available.
Director Notification Obligation.  If you are a director of a Malaysian Subsidiary or affiliate of the Company, you are subject to certain notification requirements under the Malaysian Companies Act.  Among these requirements is an obligation to notify the relevant Malaysian Subsidiary or affiliate in writing when you receive or dispose of an interest (e.g., an Award under the Plan or Ordinary Shares) in the Company or any related company.  Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
MEXICO
No country-specific provisions.
NETHERLANDS
By accepting the RSUs, you acknowledge that it is your responsibility to be aware of the Dutch insider trading rules, which may affect the sale of Ordinary Shares you acquire upon vesting of the RSUs. In particular, you understand and acknowledge that (i) you have reviewed the summary of the Dutch insider trading rules and (ii) you may be prohibited from effecting certain transactions in Ordinary Shares if you have insider information regarding the Company. You acknowledge and understand that you have been advised to read the discussion carefully to determine whether the insider rules could apply to you. If you are uncertain whether the insider rules apply to you or your situation, you acknowledge that the Company

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recommends that you consult with a legal advisor. You acknowledge and agree that the Company cannot be held liable if you violate the Dutch insider trading rules. You acknowledge and agree that you are responsible for ensuring your own compliance with these rules.
Summary of Dutch Prohibition Against Insider Trading
Dutch securities laws prohibit insider trading. The regulations are based upon the European Market Abuse Directive and are stated in section 5:56 of the Dutch Financial Supervision Act (Wet op het financieel toezicht or Wft) and in section 2 of the Market Abuse Decree (Besluit marktmisbruik Wft). For further information, see the website of the Authority for the Financial Markets (AFM); http://www.afm.nl/~/media/Files/brochures/2012/insider-dealing.ashx.
SINGAPORE
Securities Law Information.  The award of the RSUs is being made in reliance of section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA.
Director Notification Obligation.  If you are a director, associate director or shadow director of a Singapore Subsidiary or affiliate of the Company, you are subject to certain notification requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Company’s relevant Singapore Subsidiary or affiliate in writing when you receive an interest (e.g., an Award or Ordinary Shares) in the Company or any parent, Subsidiary or affiliate.  In addition, you must notify the relevant Singapore Subsidiary or affiliate when you sell Ordinary Shares or shares of any relevant parent, Subsidiary or affiliate (including when you sell Ordinary Shares issued upon vesting and settlement of the RSUs).  These notifications must be made within two days of acquiring or disposing of any interest in the Company or any parent, Subsidiary or affiliate.  In addition, a notification of your interests in the Company or any parent, Subsidiary or affiliate must be made within two days of becoming a director.
SOUTH KOREA
If you realize US $500,000 or more from the sale of Ordinary Shares, Korean exchange control laws require you to repatriate the proceeds to Korea within 18 months of the sale.

SWEDEN
No country specific provisions.

TAIWAN
You understand that the offer of the RSUs has not been and will not be registered with or approved by the Financial Supervisory Commission of the Republic of China pursuant to relevant securities laws and regulations and the RSUs may not be offered or sold within the Republic of China through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Law of the Republic of China that requires a registration or approval of the Financial Supervisory Commission of the Republic of China.

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You acknowledge and agree that you may be required to do certain acts and/or execute certain documents in connection with the grant of the RSUs, the vesting of the RSUs and the disposition of the resulting Ordinary Shares, including but not limited to obtaining foreign exchange approval for remittance of funds and other governmental approvals within the Republic of China. You shall pay your own costs and expenses with respect to any event concerning a holder of the RSUs, or Ordinary Shares received upon the vesting thereof.
Exchange Control Information.  If you are a Taiwan resident (those who are over 20 years of age and holding a Republic of China citizen’s ID Card, Taiwan Resident Certificate or an Alien Resident Certificate that is valid for a period no less than one year), you may acquire and remit foreign currency (including proceeds from the sale of Ordinary Shares) into and out of Taiwan up to US$5,000,000 per year.  If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.
If the transaction amount is US$500,000 or more, you may be required to provide additional supporting documentation (including the contracts for such transaction, approval letter, etc.) to the satisfaction of the remitting bank.  You acknowledge that you are advised to consult your personal advisor to ensure compliance with applicable exchange control laws in Taiwan.
THAILAND
Exchange Control Information.  When you sell Ordinary Shares you receive following vesting of RSUs, you must immediately repatriate all cash proceeds to Thailand and then convert such proceeds to Thai Baht within 360 days of repatriation.  If the amount of your proceeds is US$20,000 or more, you must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form.  If you fail to comply with these obligations, you may be subject to penalties assessed by the Bank of Thailand.  You should consult your personal advisor before taking action with respect to remittance of proceeds from the sale of Ordinary Shares into Thailand.  You are responsible for ensuring compliance with all exchange control laws in Thailand.

TURKEY
Securities Law Information
You acknowledge and agree that the offer of this award of RSUs has been made by the Company to you personally in connection with your existing relationship with the Company or one or more of its affiliates, and further, that the Award, any Ordinary Shares issued upon vesting of the RSUs and the related offer thereof are not subject to regulation by any securities regulator in Turkey.
Exchange Control Information
Under Turkish law, Turkish residents are permitted to purchase and sell securities or derivatives traded on exchanges abroad only through a financial intermediary licensed in Turkey.  By accepting the Award, you acknowledge and agree that you may be required to appoint a Turkish broker to assist with the sale of the Ordinary Shares acquired upon vesting of the RSUs.  The Company strongly advises you consult your personal legal advisor before selling any Ordinary Shares to confirm the applicability of this requirement.

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UNITED KINGDOM
Definitions
The definition of “Termination of Services” shall be replaced in its entirety by the following definition:
“Termination of Services” shall mean Participant’s Termination of Employment.
The definition of “Termination of Employment” shall be replaced in its entirety by the following definition:
“Termination of Employment” shall mean the time when the employee-employer relationship between Participant and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Subsidiary. The Plan Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.
Participants
The Agreement as amended pursuant to this Exhibit A forms the rules of the employee share scheme applicable to the United Kingdom based Participants of the Company and any Subsidiaries. Only employees of the Company or any subsidiary of the Company are eligible to be granted RSUs or be issued Ordinary Shares under the Agreement. Other service providers (including consultants or non-employee director of the Board) who are not employees are not eligible to receive RSUs under the Agreement in the United Kingdom. Accordingly, all references in the Agreement to the Participant’s service or termination of service shall be interpreted as references to the Participant’s employment or Termination of Employment.
The following provision replaces Section 3.11 of the Agreement in its entirety:
3.11    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee of the Company or any of its Subsidiaries and the grant of an RSU does not form part of the Participant’s entitlement to remuneration or benefits in terms of his employment with the Company or any Subsidiary.
Terms and Conditions
Special Tax Consequences. In relation to United Kingdom based Participants only:
(a)    You agree to indemnify and keep indemnified the Company, any Subsidiary and your employing company, if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes, employee’s national insurance contributions or employer’s national insurance contributions or equivalent social security contributions in any jurisdiction) that is attributable to (1) the grant or settlement of, or any benefit derived by you from, the RSUs, (2) your acquisition of Ordinary Shares upon vesting of the RSUs, or (3) the disposal of any Ordinary Shares.
(b)    the RSUs cannot be settled until you have made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the vesting and settlement of the

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RSUs and/or your acquisition of the Ordinary Shares. The Company shall not be required to issue, allot or transfer Ordinary Shares until the you have satisfied this obligation.
(c)    at the discretion of the Company, the RSUs cannot be settled until you have entered into an election with the Company (or your employer) (as appropriate) in a form approved by the Company and Her Majesty’s Revenue & Customs (a “Joint Election”) under which any liability of the Company and/or the employer for employer’s national insurance contributions arising in respect of the granting, vesting, settlement of or other dealing in the RSUs, or the acquisition of Ordinary Shares on the settlement of the RSUs, is transferred to and met by you.
Tax and National Insurance Contributions Acknowledgment. You agree that if you do not pay or your employer (the “Employer”) or the Company does not withhold from you, the full amount of all taxes applicable to the taxable income resulting from the grant of the RSUs, the vesting of the RSUs, or the issuance of Ordinary Shares (the “Tax-Related Items”) that you owe due to the vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) by 90 days after the end of the tax year in which the Taxable Event occurred, then the amount that should have been withheld shall constitute a loan owed by you to your employer, effective 90 days after the end of the tax year in which the Taxable Event occurred. You agree that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by you, and the Company and/or the employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by the employer, by withholding in Shares issued upon vesting and settlement of the RSUs or from the cash proceeds from the sale of Ordinary Shares or by demanding cash or a cheque from you. You also authorize the Company to delay the issuance of any Ordinary Shares to you unless and until the loan is repaid in full.
Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and Tax-Related Items are not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 2.6 of the Agreement.
References to “withholding tax” in Sections 2.6(b)(4) and 2.8(d) of the Agreement shall include social security contributions including primary and secondary class 1 national insurance contributions.

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Annex 1

Broadcom Limited and its subsidiaries
c/o Broadcom Limited

1 Yishun Avenue 7
Singapore 768923

Or

1320 Ridder Park Drive
San Jose, CA 95131
United States

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Annex 2

Payroll providers

Automatic Data Processing, Inc.
Allsec Technologies Limited
AST Tilimatic Oy
Baker Tilly Revas Limited
Bluegarden A/S
BOSS YONETISIM AS
BTR accounting & payroll services
Ceridian
Deloitte
EUROFAST GLOBAL LIMITED
Evershine BPO Service Corp
Grant Thornton
Hilan
HTLC Network Group
HTM Corporation
In Extenso
IOI (International Outsourcing Inc.)
Made Finance
Partena
Rivor
Softcom Unit 1
Spira Twist & Associes
Studio Arlati Ghislandi
Squires Payroll Services
Tricor Services Limited
Triumph Co.
Wirtschaftsprufer / Steuerberater

Other vendors

Box, Inc.
Compensia, Inc.
Deloitte Tax LLP
Diligent Corporation
Fidelity Stock Plan Services, LLC
Google Inc.
International Law Solutions, PC
Latham & Watkins
My Equity Comp
NAVEX Global, Inc.
PwC
Taleo Corporation
Workday, Inc.

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Annex 3
ADDITIONAL PROVISIONS FOR RESIDENTS OF DENMARK

ERKLÆRING OM TILDELING AF BETINGEDE AKTIEENHEDER, HERUNDER ERKLÆRING I HENHOLD TIL AKTIEOPTIONSLOVEN	STATEMENT CONCERNING GRANTING OF RESTRICTED SHARE UNITS, INCLUDING STATEMENT PURSUANT TO THE DANISH STOCK OPTION ACT

Broadcom Danmark ApS ("Selskabet")	Broadcom Danmark ApS (the "Company")

Og Medarbejderen, der elektronisk har givet samtykke til vilkårene og betingelserne i Restricted Share Unit Award Agreement. ("Medarbejderen")	And The individual providing services to the Company electronically consenting to the terms and conditions of the Restricted Share Unit Award Agreement. (the "Service Provider")

1. Og Broadcom Limited 1 Yishun Avenue 7 Singapore 768923 ("Moderselskabet")	And Broadcom Limited 1 Yishun Avenue 7 Singapore 768923 (the "Parent Company")

har indgået Restricted Share Unit Award Agreement og alle bilag og tillæg hertil ("Tildelingsaftalen") i relation til de Restricted Share Units ("RSU’er"), som Moderselskabet har tildelt Medarbejderen.

Denne erklæring ("Erklæringen”) udgør en erklæring til Medarbejderen i henhold til § 3, stk. 1 i lov om brug af køberet eller tegningsret til aktier m.v. i ansættelsesforhold ("Aktieoptionsloven").

have entered into the Restricted Share Unit Award Agreement, including all exhibits and appendices thereto (the "Agreement") concerning the Restricted Share Units (the "RSUs") granted by the Parent Company to the Service Provider.

This statement (the “Statement”) constitutes a statement to the Service Provider pursuant to section 3 (1) of the Danish Act on the exercise of stock acquisition rights or stock subscription rights in employment relationships, etc. (the "Stock Option Act").

Annex 3 – i

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I tilfælde af uoverensstemmelser mellem Erklæringen og Tildelingsaftalen og/eller Medarbejderens ansættelsesaftale med Selskabet har Tildelingsaftalen forrang.	In the event of any discrepancies between the Statement and the Agreement and/or Service Provider's contract of employment with the Company, this Agreement shall prevail.

Moderselskabet har vedtaget et Restricted Share Unit program, der omfatter medarbejdere i Moderselskabet og dettes datterselskaber, herunder Selskabets medarbejdere. Vilkårene for Restricted Share Unit-programmet, der også omfatter de Restricted Share Units, der tildeles i medfør af Tildelingsaftalen, er fastsat i "Broadcom Corporation 2012 Stock Incentive Plan" (benævnt "Aktieincitamentsprogrammet").

The Parent Company has adopted a Restricted Share Unit program covering the Service Providers of the Parent Company and its subsidiaries, including the employees of the Company. The terms of the Restricted Share Unit program, which also include the Restricted Share Units granted under the Agreement, appear from the "Broadcom Corporation 2012 Stock Incentive Plan" (the "Equity Incentive Program").

Vilkårene i Aktieincitamentsprogrammet finder anvendelse på Medarbejderens Restricted Share Units, medmindre Tildelingsaftalen fastsætter vilkår, der fraviger vilkårene i Aktieincitamentsprogrammet. I sådanne tilfælde har Tildelingsaftalen vilkår forrang.

The terms of the Equity Incentive Program apply to the Service Provider's Restricted Share Units, unless the Agreement stipulates terms that deviate from the terms of the Equity Incentive Program. In such situations, the terms of the Agreement shall prevail.

Definitioner anvendt i Tildelingsaftalen skal have samme betydning som i Aktieincitamentsprogrammet, medmindre andet følger af Tildelingsaftalen.	The definitions of the Agreement shall have the same meaning as the definitions of the Equity Incentive Program, unless otherwise provided by Agreement.
1. RESTRICTED SHARE UNITS OG VEDERLAG	1. RESTRICTED SHARE UNITS AND CONSIDERATION
1.1    Medarbejderen tildeles løbende Restricted Share Units, der giver Medarbejderen ret til aktier ("Aktier") i Moderselskabet og/eller kontantbetaling. De pågældende Restricted Share Units tildeles vederlagsfrit.

1.1    The Service Provider is granted Restricted Share Units on a current basis entitling the Service Provider to shares ("Ordinary Shares") in the Parent Company and/or cash payment. The Restricted Share Units are granted free of charge.

1.2 Værdien pr. aktie, som Restricted Share Units’erne repræsenterer vil blive som nærmere fastsat i Tildelingsaftalen.	1.2 The value per share that the Restricted Share Units represent shall be as specified in the Agreement.
2. ØVRIGE VILKÅR OG BETINGELSER	2. OTHER TERMS AND CONDITIONS
2.1 Restricted Share Units’erne tildeles i overensstemmelse med Aktieincitamentsprogrammet.	2.1 The Restricted Share Units are granted under the Equity Incentive Program.

Annex 3 – ii

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2.2 Restricted Share Units’erne tildeles efter Administrator af Ordningens skøn og når Administrator af Ordningen måtte beslutte det.	2.2 The Restricted Share Units are granted at the discretion of the Plan Administrator and at the timing of its discretion.
2.3 Restricted Share Units’erne optjenes i overensstemmelse med Tildelingsaftalen.	2.3 The Restricted Share Units shall vest as set forth in the Agreement.
2.4    Optjeningen af Restricted Share Units er betinget af, at Medarbejderen er ansat i Selskabet i optjeningsperioden, og der hverken tildeles eller optjenes Restricted Share Units efter ansættelsesforholdets ophør, uanset årsag hertil, jf. dog nedenfor. Optjeningen af Restricted Share Units påvirkes ikke af lovreguleret orlov.

2.4    The earning of Restricted Share Units is conditional on the Service Provider being employed with the Company for the duration of the vesting period and no Restricted Share Units are granted or earned after the termination of the employment, regardless of the reason for such termination, cf. however below. The earning of Restricted Share Units is not influenced by statutory leave.

3. UDNYTTELSE	3. EXERCISE
3.1    Efter optjeningsperioden kan Optjente Restricted Share Units udnyttes forudsat, at de ikke er bortfaldet efter vilkårene i Tildelingsaftalen og indtil det tidspunkt, hvor sådanne Restricted Share Units ophører, bortfalder og/eller fortabes i overensstemmelse med vilkårene i Tildelingsaftalen.

3.1    Following vesting, earned Restricted Share Units will be exercisable as long as they remain validly outstanding pursuant to the Agreement, until the date such Restricted Share Units are terminated, cancelled and/or forfeited pursuant to the terms of the Agreement.

3.2    Såfremt (i) Selskabet opsiger Medarbejderens ansættelsesforhold, uden at Medarbejderen har misligholdt ansættelsesforholdet, eller (ii) Medarbejderen opsiger ansættelsesforholdet som følge af Selskabets grove misligholdelse, har Medarbejderen uanset opsigelsen ret til betaling af ikke-optjente og ikke-udbetalte Restricted Share Units i overensstemmelse med Aktieincitamentsprogrammet og Tildelingsaftalen.

3.2    In the event that (i) the Company terminates the Service Provider's employment for reasons other than the Service Provider's breach of the employment, or (ii) the Service Provider terminates the employment due to material breach on the part of the Company, the Service Provider is, irrespective of the termination, entitled to settlement of any unvested Restricted Share Units remaining unsettled in accordance with the Equity Incentive Program and the Agreement.

Annex 3 – iii

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3.3    I tilfælde af Medarbejderens opsigelse, uden at Selskabet groft har misligholdt ansættelsesforholdet, fortabes og bortfalder alle ikke-optjente Restricted Share Units, der ikke er udbetalt på det tidspunkt, hvor ansættelsen ophører, uden yderligere varsel og uden kompensation. Medarbejderen bevarer dog retten til betaling for optjente og ikke-udbetalte Restricted Share Units i overensstemmelse med Aktieincitamentsprogrammet og Tildelingsaftalen.

3.3    If the Service Provider terminates the employment without the Company being in gross breach of the employment, all unvested Restricted Share Units, which have not been exercised at the time of the termination, will be forfeited and lapse without further notice or compensation. The Service Provider, however is entitled to settlement of all vested Restricted Share Units which have not been settled at the time of the termination in accordance with the Equity Incentive Program and the Agreement.

3.4    I tilfælde af Selskabets opsigelse og/eller bortvisning som følge af Medarbejderens misligholdelse af ansættelsesforholdet bortfalder Medarbejderens Restricted Share Units som ikke er optjent uden yderligere varsel eller kompensation pr. ansættelsesforholdets ophør.

3.4    If the Company terminates and/or summarily dismisses the Service Provider due the Service Provider's breach of the employment, all Restricted Share Units, which have not vested at the time of termination, will lapse without further notice or compensation at the effective date of termination.

3.5    Ved Medarbejderens død bortfalder Medarbejderens ikke-optjente Restricted Share Units uden yderligere varsel og kompensation pr. dødstidspunktet. Boet og/eller arvingerne er i øvrigt i enhver henseende underlagt de for Medarbejderen fastsatte vilkår for Restricted Share Units og de dertil knyttede aktier.

3.5    In the event of the Service Provider's death, unvested Restricted Share Units will lapse without further notice and compensation as at the time of death. The estate and/or the beneficiaries are subject to the terms governing the Service Provider's Restricted Share Units and the related Ordinary Shares.

Annex 3 – iv

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3.6    Ved aldersbetinget pensionering (folkepension) eller særskilt aftale herom og ved invaliditet har Medarbejderen ret til at få udbetaling for tildelte, ikke-udbetalte Restricted Share Units. Medarbejderen er underlagt de for Medarbejderne fastsatte vilkår for Restricted Share Units og de dertil knyttede aktier.

3.6    Upon retirement due to old age ("folkepension") or separate agreement in this respect and in the event of disability, the Service Provider is entitled to settlement of granted and unsettled Restricted Share Units. The Service Provider is subject to the terms governing the Restricted Share Units and the related Ordinary Shares.

4. REGULERING AF RESTRICTED SHARE UNITS	4. ADJUSTMENT OF THE RESTRICTED SHARE UNITS
Regulering ved kapitalændringer	Adjustment in connection with capital changes
4.1    Såfremt der sker en ændring i antallet af udestående Aktier som følge af ændring i Moderselskabets kapitalstruktur uden vederlag såsom aktieudbytte, rekapitalisering, aktiesplit, omvendt aktiesplit, rekonstruktion, fusion, konsolidering, opdeling, kombination, genkøb eller ombytning af Selskabets Aktier eller øvrige værdipapirer eller andre ændringer i Moderselskabets selskabsstruktur, der kan påvirke Aktien, kan der gennemføres justeringer, der kan påvirke Aktieincitamentsprogrammet, herunder en justering af antallet af samt klassen af Aktier, der kan opnås i henhold til Programmet, af Købsprisen pr. aktie og af det antal Aktier for hver option i henhold til Programmet, der endnu ikke er udnyttet, og de talmæssige begrænsninger i Aktieincitamentsprogrammet.

4.1    If the number of outstanding Ordinary Shares is changed by a modification in the capital structure of the Parent Company without consideration such as a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase or exchange of Ordinary Shares or other securities of the Parent Company or other change in the corporate structure of the Parent Company affecting the Ordinary Shares, adjustments may be made that may impact the Equity Incentive Program and the Restricted Share Units including adjusting the number and class of Ordinary Shares that may be delivered under the Equity Incentive Program and the numerical limits of the Equity Incentive Program.

Andre ændringer	Other changes

Annex 3 – v

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4.2 I tilfælde af forslag om opløsning eller likvidation af Selskabet, og i tilfælde af fusion eller ændring i kontrollen med Selskabet eller Moderselskabet, kan der ske andre reguleringer i Aktieincitamentsprogrammet og Restricted Share Units.

4.2    In the event of a proposed dissolution or liquidation of the Parent Company and in the event of a merger or a change in control of the Parent Company, other adjustments may be made to the Equity Incentive Program and the Restricted Share Units.

Administrator af Ordningens regulering af Optioner	Plan Administrator's regulation of Options
4.1    Administrator af Ordningens adgang til at regulere Restricted Share Units i de i § 4 omhandlede situationer er reguleret af vilkårene i Aktieincitamentsprogrammet. Med hensyn til Administrator af Ordningens generelle adgang til at ændre eller opsige Aktieincitamentsprogrammet, henvises der til artikel fem, punkt IV og punkt 3.7 i Aktieincitamentsprogrammet.

4.3    The Plan Administrator’s access to regulation of the Restricted Share Units in the situations comprised by this section 4 shall be regulated by the terms and conditions of the Equity Incentive Program. As regards the Plan Administrator’s, general access to amend or terminate the Equity Incentive Program reference is made to the Equity Incentive Program Article Five, Section IV and Section 3.7 of the Agreement.

5. ØKONOMISKE ASPEKTER VED DELTAGELSE I ORDNINGEN	5. THE FINANCIAL ASPECTS OF PARTICIPATING IN THE SCHEME
5.1    Restricted Share Units’erne er risikobetonede værdipapirer, der er afhængige af aktiemarkedet og Moderselskabets resultater. Som følge heraf er der ingen garanti for, at Restricted Share Units’erne udløser en fortjeneste. Restricted Share Units’erne skal ikke medregnes ved opgørelsen af feriepenge, fratrædelsesgodtgørelse, godtgørelse eller kompensation fastsat ved lov, pension og lignende.

5.1    The Restricted Share Units are risky securities the potential value of which is influenced by the market for Ordinary Shares and the Parent Company's results. Consequently, there is no guarantee that the vesting of the Restricted Share Units will trigger a profit. The Restricted Share Units are not to be included in the calculation of holiday allowance, severance pay, statutory allowance and compensation, pension and similar payments.

6. SKATTEMÆSSIGE FORHOLD	6. TAX MATTERS

Annex 3 – vi

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6.1    De skattemæssige konsekvenser for Medarbejderen som følge af tildelingen af Restricted Share Units og den efterfølgende udnyttelse heraf er i sidste ende Medarbejderens ansvar. Selskabet opfordrer Medarbejderen til selvstændigt at indhente rådgivning om den skattemæssige behandling af tildeling og udnyttelse af Restricted Share Units.

6.1    Any tax consequences for the Service Provider arising out of the Restricted Share Units and the exercise thereof are ultimately the responsibility of the Service Provider. The Company encourages the Service Provider to obtain individual tax advice in relation to the effect of grant and vesting of the Restricted Share Units.

7. OVERDRAGELSE OG PANTSÆTNING AF OPTIONER MV.	7. TRANSFER AND PLEDGING OF OPTIONS, ETC.
7.1    Restricted Share Units er personlige. Ingen rettigheder om betaling for Restricted Share Units eller tildeling af Aktier i henhold til Aktieincitamentsprogrammet kan overdrages, overføres, pantsættes eller på anden vis disponeres over af Medarbejderen, frivilligt eller ved udlæg.

7.1    The Options are personal instruments. No rights with regard to settlement of Restricted Share Units or to receive Ordinary Shares under the Equity Incentive Program may assigned, transferred, pledged or otherwise disposed of in any way by the Service Provider whether voluntarily or by execution.

Annex 3 – vii

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